Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Renovare Environmental, Inc. (formerly BioHiTech Global, Inc.) on Form S-3 (File Nos. 333-225999 and 333-229093) and Form S-8 (File No. 333-225555) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 15, 2022, with respect to our audits of the consolidated financial statements  of Renovare Environmental, Inc. and Subsidiaries (formerly BioHiTech Global, Inc.)  as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of  Renovare Environmental, Inc. (formerly BioHiTech Global, Inc.) for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Melville, NY

April 15, 2022